Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Commercial Vehicle Group, Inc.:
We consent to the use of our reports dated March 16, 2020, with respect to the consolidated balance sheets of Commercial Vehicle Group, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ending December 31, 2019, and the related notes and financial statement schedule II: Valuation and Qualifying Accounts and Reserves (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference.
Our report dated March 16, 2020 contains an explanatory paragraph that refers to the restatement of the 2018 consolidated financial statements to correct misstatements and an explanatory paragraph that refers to a change in the method of accounting for leases.
Our report dated March 16, 2020 on the effectiveness of internal controls over financial reporting as of December 31, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2019, because of the effect of material weaknesses related to an ineffective risk assessment process that resulted in the ineffective design of controls over balance sheet account reconciliations and review of manual journal entries.

/s/ KPMG LLP
Columbus, Ohio
October 15, 2020